RESOLVED, that, effective December 31,              Amend Salaried
1992, the first two sentences of Section                   Employees'
4(a) shall read as follows:                                Supplemental
                                                           Benefit Plan
      	(a) Retirement Plan Supplemental
Benefit. A Participant's vested Retirement
Plan Supplemental Benefit shall be payable
to the Participant or to any other person
who receives benefits under the Retirement
Plan with respect to the Participant in the
same form and at the same time as the
Participant's Retirement Plan benefit is
paid.	However, if the Participant elects
to have the Retirement Plan benefit paid in an optional form and/or before the Participant's Normal Retirement Date, the
Chairman of the Executive Compensation and Personnel Policies Committee of the Board of
Directors of the Company (the "Committee"), acting on behalf of the Committee, may determine in his or her sole discretion that the Retirement Plan Supplemental
Benefit shall be payable in the normal form and/or at the Normal Retirement Date not-withstanding the Participant's election.

      	RESOLVED, that, effective December 31,
1992, the first three paragraphs of Section
4(b) shall read as follows:

      	(b) SIP Supplemental Benefit. A
Participant may elect to receive distribu-tion of the Participant's vested SIP
Supplemental Benefit in 15 or fewer annual installments or in a lump sum beginning the month following the month in which the Participant ceases to be an Employee by filing the prescribed form with the Committee. Distribution will be made in accordance with the Participant's election unless the Chairman, acting on behalf of the Committee, disapproves the election before the date distribution is to commence. The amount of any annual installment shall be determined by dividing the amount credited to the Participant's bookkeeping account as of the last day of the month preceding the date of distribution of such installment by the total number of installments elected by the Participant less the number of install-ments already paid.

                                       Exhibit (10)(d)(i)

	      If the Participant fails to make an election pursuant to this Section 4(b) or if the Chairman disapproves the Participant's election, the vested SIP
Supplemental Benefit shall be distributed in 15 annual installments beginning the month following the month in which the Participant ceases to be an Employee, unless the Chairman in his or her sole discretion determines that distribution shall be made in a single lump sum.

	The Chairman in his or her sole discretion may accelerate the distribution of installments upon the request of the Participant.

      	RESOLVED, that, effective December 31, 1992,
Section 4(c) shall read as follows:

      	(c)	Small Benefits. Notwithstanding any contrary
provision of the Plan, if either a Participant's
Retirement Plan Supplemental Benefit or SIP Supplemental Benefit is less than $3500 when the Participant ceases to be an Employee, such benefit shall be distributed in a single lump sum as soon as practicable after the Participant ceases to be an Employee. If a Participant is an Employee and the value of the Participant's SIP Supplemental Benefit is less than $3500 on December 31, 1992, such benefit shall be paid to the Participant in a single lump sum on or about December 31, 1992. After December 31, 1992, a minimum allocation of $1000 shall be required to establish a SIP Supplemental Benefit account, and amounts that fall below such minimum shall be paid to the Participant in cash at the time the account otherwise would have been established.